UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

OF 1934

Date of Report (Date of earliest event reported): October 31, 2013

US ECOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

251 E. Front St., Suite 400 Boise, Idaho (Address of principal executive offices)		83702 (Zip Code)

(208) 331-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 31, 2013, US Ecology, Inc. (“Company”) entered into employment agreements with Simon G. Bell, Executive Vice President of Operations and Technology Development, Eric L. Gerratt, Executive Vice President, Chief Financial Officer and Treasurer, and Steven D. Welling, Executive Vice President of Sales and Marketing. In each instance the new employment agreement (each, an “Executive Employment Agreement”) supersedes and replaces any other agreements previously entered into with Messrs. Bell, Gerratt and Welling (each, an “Executive”). On the same date, the Company provided a notice of non-renewal of the employment agreement dated January 1, 2010 between the Company and John M. Cooper, Vice President and Chief Information Officer (“Employment Agreement”).

Executive Employment Agreements with Messrs. Bell, Gerratt and Welling

The term of the Executive’s employment pursuant to each Executive Employment Agreement expires on December 31, 2014 with automatic one-year renewal periods unless written notice is provided by either party of intent not to renew on or before sixty (60) days prior to expiration, including any renewals thereof. Among other things, the Executive Employment Agreements establish a minimum annual base salary of $207,000 for Mr. Bell, $205,000 for Mr. Gerratt and $254,748 for Mr. Welling. Each Executive is also eligible to participate in any cash incentive or bonus plans of the Company which are in effect from time to time, including opportunities granted under the Company’s management incentive plan (“MIP”), at a rate of 45% of base salary for Messrs. Bell and Gerratt and 30% of base salary for Mr. Welling, in each case for achievement of 100% of their respective MIP targets.

The Executive Employment Agreements for Messrs. Bell and Welling require each to maintain during the Executive’s employment term under the Executive Employment Agreement a total equity ownership position in the Company with an aggregate value of not less than $300,000, calculated based on the greater of cost basis, grant date value or market value. Mr. Gerratt is required to maintain an ownership position of $250,000 on the same terms.

Each Executive Employment Agreement further provides for severance benefits payable to the Executive if his employment is terminated by the Company without cause or by the Executive for good reason in an amount equal to the greater of base salary payable for the remainder of the employment term or one year’s base salary (the “Severance Payment”). In addition to the Severance Payment, each Executive would be eligible for continued vesting of granted stock options for the shorter of a period of one year or the original expiration date of such option; continued vesting of restricted stock grants for a period of one year; and continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for twelve (12) months following the termination date (or until the Executive receives similar or comparable coverage at a new employer, if shorter).

Upon a change of control of the Company (as defined in the Executive Employment Agreement) and subsequent termination by the Company without cause or by the Executive for good reason within twenty-four (24) months after such change of control, the Executive would be eligible to receive, in lieu of the Severance Payment, a payment equal to two times the sum of (i) his annual base salary and (ii) the greatest of (a) any earned but unpaid amount due under any cash incentive plan; (b) the Executive’s target incentive amount under the cash incentive plan for which a payment is earned, but unpaid; and (c) the cash incentive plan payment received (if any) for the fiscal year immediately preceding the cash incentive plan year in which the termination occurs.

Non-renewal of Employment Agreement with John M. Cooper

Pursuant to the terms of the Employment Agreement, the Company provided a notice of non-renewal and, consequently, the term of Mr. Cooper’s Employment Agreement will expire on December 31, 2013. Mr. Cooper’s employment as the Company’s Vice President and Chief Information Officer will continue on an at-will basis as a non-officer employee of the Company. The Company will offer Mr. Cooper a change-of-control agreement effective January 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US Ecology, Inc.
(Registrant)

Date: November 1, 2013	By: /S/ Eric L. Gerratt
Eric L. Gerratt Executive Vice President and Chief Financial Officer